Exhibit 99.1
January 23rd, 2013

Dear Fellow Shareholders,

Q4 capped a tremendous year for Netflix as Internet TV becomes an ever-growing part of people's lives:

•	we added nearly 10 million global streaming members in 2012,

•	we grew to over 33 million global streaming members,

•	we generated profits for the year 2012, despite large international investments establishing Netflix in 40 countries around the world, and

•	we developed several major original series, which debut this year.

Our summary results for Q4 2012 follow:

(in millions except per share data)	Q4 '11	Q1 '12	Q2 '12	Q3 '12	Q4 '12
Domestic Streaming:
Net Subscription Additions	0.22	1.74	0.53	1.16	2.05
Total Subscriptions	21.67	23.41	23.94	25.10	27.15
Paid Subscriptions	20.15	22.02	22.69	23.80	25.47
Revenue	$476	$507	$533	$556	$589
Contribution Profit	$52	$67	$83	$91	$109
Contribution Margin	10.9%	13.2%	15.6%	16.4%	18.5%

International Streaming:
Net Subscription Additions	0.38	1.21	0.56	0.69	1.81
Total Subscriptions	1.86	3.07	3.62	4.31	6.12
Paid Subscriptions	1.45	2.41	3.02	3.69	4.89
Revenue	$29	$43	$65	$78	$101
Contribution Profit (Loss)	$(60)	$(103)	$(89)	$(92)	$(105)

Domestic DVD:
Net Subscription Additions	(2.76)	(1.08)	(0.85)	(0.63)	(0.38)
Total Subscriptions	11.17	10.09	9.24	8.61	8.22
Paid Subscriptions	11.04	9.96	9.15	8.47	8.05
Revenue	$370	$320	$291	$271	$254
Contribution Profit	$194	$146	$134	$131	$128
Contribution Margin	52.4%	45.6%	46.0%	48.2%	50.1%

Global:
Revenue	$876	$870	$889	$905	$945
Net Income (Loss)	$35	$(5)	$6	$8	$8
EPS	$0.64	$(0.08)	$0.11	$0.13	$0.13

Free Cash Flow	$34	$2	$11	$(20)	$(51)
Shares (FD)	55.4	55.5	58.8	58.7	59.1

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Domestic Streaming

We added more than 2 million members in Q4 to end the year with over 27 million domestic members. Our holiday season was particularly strong, driven by consumers buying new electronic devices, including tablets and smart TVs.

Both voluntary and involuntary retention improved in Q4. The increase in involuntary retention was due to improvements in how we process payments and recover those members on payment hold. We believe the gains in voluntary retention stemmed from steady improvements in service and content relative to the broad array of video choices available to consumers, as shown by the continued growth in our median hours viewed per member.

Contribution margin continued to climb in Q4, expanding sequentially 210 basis points to 18.5%. Our outperformance relative to our target of 100 basis points of margin expansion per quarter was driven by higher than forecasted members and revenue and lower than forecasted content delivery costs.

Starting this quarter, you'll see that we expanded our segment disclosures to break out marketing and cost of revenues. We've been investing in making our service better with increased spending on content, which helps both retain and attract members, and have been able to trim marketing spending yet maintain strong net additions.

Our target remains to expand contribution margin on average about 100 basis points per quarter. We anticipate domestic streaming contribution profit will, for the first time ever, be larger than DVD contribution profit (and up about 90% year over year) in Q1.

Regarding domestic streaming content, we announced in Q4 that we will be the exclusive “Pay 1” home for theatrical releases from the Walt Disney Studio starting in 2016. While we've done similar major studio Pay 1 deals before (e.g. Paramount in Canada, Warner Bros. in the Nordics, and Lionsgate in the U.K. and Ireland), and will do more in the future, the Disney deal is particularly significant because it is our first Pay 1 deal with a major studio in the U.S. and because of the strength of the Disney, Pixar, Marvel and Lucasfilm titles. 2016 is a long way off, and in the meantime, we are adding lots of other great films and TV shows, including a wide assortment of family films from the Disney catalog.

More recently, we signed a deal with Warner Bros., the largest TV producer in the world, bringing exclusively to Netflix complete previous seasons of popular on-air serialized dramas such as “Revolution” on NBC and “The Following” on Fox. This deal is significant because we are licensing directly from the producer, rather than the networks on which these shows air, allowing us to bring previous seasons to Netflix earlier than traditional network deals have accommodated. This type of license agreement plays right to our sweet spot. When it comes to highly serialized TV series, Netflix offers an amazingly better experience than any other alternative as members can start right from season one, episode one and watch episodes how and when they feel like it.

In terms of domestic competition, TV Everywhere, including HBO GO, continues to improve, and linear TV distributors clearly see the benefit of offering Internet TV. This competition for viewing time will increase over the next several years, as we have long predicted, as consumers come to expect Internet TV on demand viewing for all their video entertainment.

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More narrowly, Amazon Prime, Redbox Instant, and Hulu also offer low-cost streaming offerings, and they have some of the same content that Netflix has, as well as some unique content. The more unique content they have (for example, “Battleground” and “Community” on Hulu, or “Falling Skies” and “The Closer” on Amazon Prime), the more they are a different service than ours. To the degree they have some of the same content as Netflix, they are potentially a substitute for Netflix. To examine this, we looked at the top 200 titles on Netflix: our 100 most popular movies and our 100 most popular TV shows in Q4. Of these 200, 113 are not on Amazon Prime, Hulu Plus or Redbox Instant. Of the 87 that are available on at least one of these services, Hulu Plus offers 27 of the 200; Amazon Prime 73 of the 200; and Redbox Instant 12 of the 200, with significant overlap in TV between Hulu Plus and Amazon Prime, and in movies between Amazon Prime and Redbox Instant. In other words, when it comes to the most popular content with members on Netflix, none of these services are good substitutes to Netflix.

Like Netflix, Amazon Prime and Hulu are moving towards increasing exclusives and original series, and over time as a group we are likely to compete more like Showtime and HBO do today. In the U.K. this is already the case: Sky NOW TV, LOVEFiLM, and Netflix have very limited overlapping content. The same holds true in the Nordics among the various services. In such a world, our originals will be a great asset.

When it comes to competition, we not only have a superior content offering due to our larger budget, but we are further along the experience curve when it comes to improving our user interface and delivering great quality streaming. For all of these reasons, Netflix continues to add members rapidly.

Earlier this year, the Video Privacy Protection Act, or VPPA, was modernized and now allows U.S. members to share what they are watching on Netflix with their friends on an ongoing basis. Our members will now be able to choose to have “friends rows” within the Netflix user interface for friends they have agreed to share viewing with. Our default settings will not auto-post to Facebook timeline, but members will be able to post to Facebook specific titles they are passionate about. We are excited to roll these features out in the U.S. in the next few months.

Looking forward, we expect this year's Q1 net additions to be slightly higher than last year's Q1 net additions of 1.7 million. The fact that our growth remains this strong despite intensifying competition, and our already substantial U.S. market penetration, underlines the large opportunity ahead.

As a reminder, we detailed in our April 2012 Investor Letter how unchanged seasonality of gross adds would, due to the larger size of our existing subscriber base, result in increased seasonality of net

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additions. Thus we would expect fewer net additions in Q2 2013 than in Q2 2012, because Q2 is our seasonally lightest quarter. That said, we anticipate the fourth season of “Arrested Development” to debut in Q2, and that could bring us higher than otherwise expected membership.
International

During the quarter, we grew to over 6 million international members, as people around the world discover the benefits of Netflix.

Our total international contribution loss of $105 million in Q4 was, as expected, higher than the prior quarter international loss of $92 million, owing to the incremental costs associated with our launch in the Nordic countries. The Q4 loss was lower, however, than our guidance midpoint of a $113 million loss, due primarily to the higher than expected growth of international subscriptions and revenue.

Over the course of this year, we expect to see declining losses in our current international markets as member growth exceeds growth in content spending. With a Q1 guidance midpoint of $87 million in international losses, we expect a sequential improvement of $18 million, with more modest sequential improvements expected in subsequent quarters.

For the first half of 2013, we aren't planning to launch additional international markets. We are evaluating several expansion markets for late 2013 or 2014, but have not made any decisions yet. Our launch in the Nordics was very successful, confirming our belief in the large international opportunity for our service.

In Latin America, we've made steady progress on our consumer payment infrastructure. In Brazil, we've recently launched a direct debit consumer payment option with several major banks (“Débito Automático”) and are testing the uniquely Brazilian form of payments known as Boleto Bancário. In Mexico, we've made progress in enabling debit cards for Netflix which has to be done in some cases bank-by-bank. Over 50 million households pay for residential broadband in Latin America, over half the U.S. number, so this region is a massive opportunity for us.

In Q4, the 2012 hit film “The Hunger Games” debuted on our Canadian service, with much success, just as it had a few months prior on our Latin America service. In Q1, it will debut on our U.K. and Ireland services, followed by the U.S. The multi-territorial success of “The Hunger Games” on Netflix shows the value that an international programming platform like Netflix offers content brands, and underlines how such broad international reach remains unique.

In addition to competition from local broadcasters and distributors with TV Everywhere-type products, and from piracy, we face many pure-play competitors around the world, including Clarovideo, Sky NOW TV, HBO Nordics, Amazon LOVEFiLM, Viaplay, and others. Our estimates from Internet data flows and other sources suggest we lead all of them in both viewing and revenue. We have a large and growing membership base to invest against, and our R&D effort is more substantial than our competitors, allowing us to provide a better and faster-evolving user experience that gives members the ability to find great series and films to watch, no matter the territory.

Given this heightened competition, we'll say a little less about country by country results than in the past, to avoid inadvertently helping our competitors. Long-term international success for Netflix is consumer adoption and contribution margins at the levels of our domestic market. Progress towards that can be seen quarterly in our growing international membership and declining international losses.

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Original Series

We believe that February 1st will be a defining moment in the development of Internet TV.

On that day, we will release all 13 episodes of “House of Cards” in all of our markets, allowing our members the freedom to immerse themselves when and how they want in the world created by David Fincher and his stars Kevin Spacey and Robin Wright.

Imagine if books were always released one chapter per week, and were only briefly available to read at 8pm on Thursday. And then someone flipped a switch, suddenly allowing people to enjoy an entire book, all at their own pace. That is the change we are bringing about. That is the future of television. That is Internet TV.

Stepping back, we have three major types of streaming content on Netflix:
1. Movies from one to fifty years old
2. Prior seasons of current TV shows and complete prior season of off-air TV shows
3. Original series only available on Netflix.

The first category, movies, is where we started. Then, over the last few years, we've greatly expanded our offering in the second category, prior-season TV, with a particular emphasis on serialized drama. Such shows were struggling to find a consistent economic return on linear TV, whereas for us they work great, playing directly into the way that people actually prefer to watch such shows.

Original series are a third type of content to attract and retain members. Because original series can be completely exclusive to Netflix (no TVOD, no linear, no kiosks, no theaters) we believe they will be more effective in attracting and retaining members than equivalent content that is less exclusive to Netflix.

We believe original series developed for Internet TV will be better for creators, better for consumers, and better for Netflix. A large on-demand service has fundamental advantages in producing and launching new series.

Linear channels must aggregate a large audience at a given time of day and hope the show programmed will actually attract enough viewers despite this constraint. With Netflix, members can enjoy a show anytime, and over time, we can effectively put the right show in front of members based on their viewing habits. Thus we can spend less on marketing while generating higher viewership.

For linear TV, the fixed number of prime-time slots mean that only shows that hit it big and fast survive, thus requiring an extensive and expensive pilot system to keep on deck potential replacement shows. In contrast, Internet TV is an environment where smaller or quirkier shows can prosper because they can find a big enough audience over time. In baseball terms, linear TV only scores with home runs. We score with home runs too, but also with singles, doubles and triples.

Because of our unique strengths, we can commit to producing and publishing “books” rather than “chapters”, so the creators can concentrate on multi-episode story arcs, rather than pilots. Creators can work on episode 11 confident that viewers have recently enjoyed episodes 1 to 10. Creators can develop episodes that are not all exactly 22 or 44 minutes in length. The constraints of the linear TV grid will fall, one by one.

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For viewers, Internet TV is a better experience because of the freedom and flexibility it provides, and in the case of Netflix, the lack of commercials. In addition, by releasing our shows on the same day across all of our markets, we will delight international members, as usually, they have to wait months after a U.S. premiere to enjoy the same content.

“House of Cards” will be followed by Eli Roth's “Hemlock Grove” (a horror thriller) on April 19th, the much anticipated fourth season of “Arrested Development” in May, “Orange is the New Black” (a prison dramedy from “Weeds” creator Jenji Kohan), “Derek” with Ricky Gervais, and lastly this year, season two of “Lilyhammer”.

If we are successful with our originals, we will produce content with comparable cost per viewing hour to other exclusive premium content. Success with originals will also enhance the global reputation of Netflix as a source of unique must-view content.

While our first slate of originals will represent a small percentage of both our content budget (i.e. P&L expense) and total viewing hours this year, the cash is front loaded relative to the P&L expense. In Q4, our current originals became a material use of cash for the first time. They are expected to consume more cash in Q1 and then decrease in terms of cash use in Q2 forward. More on this topic below in the FCF section.
Programming Great Content

Our content budget has grown rapidly over the last few years, allowing us to greatly expand the scope of the Netflix offering. With every title we add to the library, we remain focused on our goal of being an expert programmer, licensing an overall mix of content that delights our members, rather than trying to be a very broad content distributor.

A distributor aggregates and provides access to wide swaths of content, but usually on a non-exclusive and undifferentiated basis. Comcast and DIRECTV are distributors.

A programmer takes an active role in creating a curated content offering, providing selective and often exclusive content that is differentiated from other programmers. HBO and Netflix are programmers.

As a programmer, we seek to offer our members high quality and high engagement premium content choices. To do so, we have increasingly licensed content on an exclusive basis to ensure our members are receiving an entertainment experience that cannot be replicated by our competitors.

Coincidently, this means we are selective about what titles we add to the service and what content agreements we renew. Since we can't license everything and also maintain low prices, we seek out content that delivers the highest member engagement relative to its cost. This also means that we'll forego or not renew content that doesn't optimize for engagement and cost efficiency across the available content choices within the constraints of our budget. This was the case when we did not renew our Starz agreement in 2011, as well as our A&E / History Channel agreement last year. In all cases, we use our extensive member viewing data to inform our programming choices to create a unique and compelling offering that will most delight our members.

As part of our selective programming strategy, we focus not only on major studio output, but also on providing our members with interesting and compelling independent content. Because of our merchandising capabilities as well as our massive member base, we enjoy high engagement on what

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would otherwise be considered non-mainstream content. For example, we currently stream three of the 2013 Oscar nominated documentary feature films on Netflix: “5 Broken Cameras,” “The Invisible War,” and “How To Survive a Plague.” In addition, many of the top independent films of the year can only be found on Netflix.
Improving Member Streaming Experience

We are focused on creating an experience that delights our members and increases their engagement. Our large member base allows us to do more and bigger experiments, which enables us to learn what works best for our members more quickly than our competitors.

We recently launched Netflix on Windows 8 with a great user interface that works for both mouse/keyboard and touch screen, and we launched Netflix on the Wii U with a second screen experience for choosing what to watch. We are also pioneering the use of tablets and handsets as second-screen choosing devices for TV viewing.

As part of the Netflix search experience, we have made it even easier for members to explore our vast catalog and we'll continue working on improving the algorithms that power our recommendations, as well as making search more effective for our members. Another way we're now leveraging our recommendations system is to identify the audience most likely to enjoy each Netflix Original from our diverse upcoming slate. Unlike linear television that needs to build an audience for the premiere showing, our tools are designed to maximize the value of each show over the long term. We'll learn the characteristics of the members who love each show and promote to potential viewers with similar traits.

To make our suggestions more useful, we have recently started testing several variations of a personal profiles feature that creates suggestions for different members of the household based on their own taste, not confused by the viewing of their kids or others sharing the same subscription. If this test succeeds in increasing member engagement, we will roll out profiles more broadly later this year.

Last year, Netflix launched Open Connect to enable ISPs to receive Netflix media data directly, and for free, at various standard interconnection points or within their own networks. This is more efficient than going through intermediaries, and provides consumers with the highest quality picture and least rebuffering. Most international ISPs and many domestic ISPs already receive their traffic via Open Connect. Our newest and best video formats (Super-HD and 3D) that are larger and more challenging to deliver are only available on Open Connect. We are working hard to get all ISPs to directly connect for free to Open Connect to improve their customers' broadband experience.
DVD

DVD memberships declined less than we had anticipated this quarter to 8.2 million (above the top end of our guidance range), driven by stronger than forecasted retention. The decline has slowed in each quarter since we introduced the DVD-only plan.

The domestic DVD segment delivered $128 million of contribution profit in Q4, representing a 50% contribution margin, higher than anticipated due to higher members and lower than expected DVD usage. We anticipate a decline in DVD contribution margin sequentially from Q4 to Q1 as usage seasonally increases in Q1 and the expected USPS rate increase of $0.01 each way takes effect in January.

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The US Postal Service is under financial stress, but we don't foresee service changes this year that have a material negative impact upon us or our members.
Global Profitability: Q4 Results & Q1 Outlook

Consolidated Q4 net income of $8 million ($0.13 EPS) exceeded our guidance due to contribution profit out-performance primarily in our domestic and international streaming segments. Net income was flat quarter over quarter, as increased domestic streaming contribution profit (up $18 million) more than offset a $3 million decline of DVD contribution profit, and a $12 million increase in international losses (driven by the launch of the Nordics market), while global operating expenses were flat sequentially.

We anticipate net income will be relatively flat quarter over quarter in Q1, as improvements in both domestic and international streaming profits will be offset by a decline in DVD contribution profit and increases in global operating expenses.
Free Cash Flow & Capital

In Q4, the gap between free cash flow (negative $51 million) and net income (positive $8 million) widened as a result of payments for the original programs coming to Netflix in 2013. Significant uses of cash in the quarter (relative to net income) were cash payments for both originals and non-originals content (in excess of the P&L expense), cash payments for PP&E (related to the continued rollout of our Open Connect servers), and tax payments.

In the past, we have managed our content licensing agreements such that cash payments in any quarter do not exceed 110% of the P&L expense (in other words, if our P&L expense was $200 million in the quarter, our cash payments for content would not exceed $220 million in the quarter). As we shared on our last earnings call, our original programming will require more up-front cash payments than most other content licensing agreements, raising this ratio (of cash to P&L for content) to as high as 120% in certain quarters with material originals payments. The bulk of our remaining cash payments for our current originals will be in Q1, driving FCF materially more negative than Q4, and then FCF will improve substantially in subsequent quarters.

As highlighted previously, we have sufficient cash on hand to fund our current slate of originals and ongoing expenses, and to maintain an adequate reserve, before returning to positive FCF.
In addition, we are exploring taking advantage of the current low interest rate environment to refinance our $200 million in outstanding notes and raise additional cash through new debt financing. This would give us additional reserves as well as increased flexibility to fund future originals.

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Miscellaneous

For management purposes, we look at the relatively modest overhead expenses (mostly personnel) in our global content acquisition group as part of G&A, and as such we don't allocate them across our three business segments. For our global marketing team, however, the also relatively modest overhead costs were historically allocated entirely to just the domestic streaming segment. Starting in Q1, marketing overhead will be part of G&A, consistent with how we treat content overhead, and will not be allocated to the domestic streaming segment. This is about $5 million of expense in Q1, so the change will slightly increase domestic streaming contribution profit, and slightly increase global operating expense by the same amount. There is no change to operating income, net income, cash flows, or any other global metric.

Starting in July, Reed has some 10-year employee options expiring every month, and he plans to sell upon forced-exercise. He has no other sales planned.

Carl Icahn became a 10% investor last quarter at approximately $58 per share. We have no further news about his intentions, but have had constructive conversations with him about building a more valuable company.

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Business Outlook

Q1 2013 Guidance
Domestic Streaming:
Total Subscriptions	28.5 m to 29.2 m
Paid Subscriptions	27.2 m to 27.9 m
Revenue	$633 m to $641 m
Contribution Profit	$122 m to $130 m

International Streaming
Total Subscriptions	6.6 m to 7.3 m
Paid Subscriptions	5.8 m to 6.4 m
Revenue	$132 m to $144 m
Contribution Profit (Loss)	($94 m) to ($80 m)

Domestic DVD:
Total Subscriptions	7.6 m to 8.05 m
Paid Subscriptions	7.45 m to 7.85 m
Revenue	$239 m to $246 m
Contribution Profit	$101 m to $112 m

Consolidated Global:
Net Income (Loss)	$0 m to $14 m
EPS	$0.00 to $0.23

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Summary

Netflix offers consumers what they want -- compelling content and control over how and when they watch it. We are uniquely positioned to take advantage of the huge opportunity ahead.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

Conference Call Q&A Session

Netflix management will host a webcast Q&A session at 3:00 p.m. Pacific Time today to answer investor questions not addressed in this letter. Please email your questions to ir@netflix.com. The company will read the questions aloud on the call and respond to as many questions as possible. After email Q&A, we will also open up the phone lines to answer additional questions not covered by the email Q&A or this letter.

The live webcast, and the replay, of the earnings Q&A session can be accessed at ir.netflix.com. The telephone # for the call is (760) 666-3613.

IR Contact:	PR Contact:
Ellie Mertz	Jonathan Friedland
VP, Finance & Investor Relations	Chief Communications Officer
408 540-3977	310 734-2958

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Use of Non-GAAP Measures

This shareholder letter and its attachments include reference to the non-GAAP financial measure of free cash flow. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. However, this non-GAAP measure should be considered in addition to, not as a substitute for or superior to, net income, operating income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of this non-GAAP measure is contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding contribution margin; future content deals, rollout of social sharing features, competition, impact and value of our original content, business outlook in our international markets; expansion to additional international markets; our content programming strategy, improvements to our member experience, business outlook for our DVD segment; free cash flow and usage of cash; member growth, including total and paid; revenue, and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the first quarter of 2013. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; the continued availability of content on terms and conditions acceptable to us; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition and widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 10, 2012. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues	$945,239	$905,089	$875,575	$3,609,282	$3,204,577
Cost of revenues	695,867	662,638	575,155	2,625,866	2,039,901
Marketing	117,372	113,233	114,288	484,729	402,638
Technology and development	82,139	82,521	80,783	329,008	259,033
General and administrative	30,223	30,562	43,477	119,687	126,937
Operating income	19,638	16,135	61,872	49,992	376,068
Other income (expense):
Interest expense	(5,016)	(4,990)	(4,942)	(19,986)	(20,025)
Interest and other income (expense)	282	801	(95)	474	3,479
Income before income taxes	14,904	11,946	56,835	30,480	359,522
Provision for income taxes	7,007	4,271	21,616	13,328	133,396
Net income	$7,897	$7,675	$35,219	$17,152	$226,126
Earnings per share:
Basic	$0.14	$0.14	$0.66	$0.31	$4.28
Diluted	$0.13	$0.13	$0.64	$0.29	$4.16
Weighted average common shares outstanding:
Basic	55,562	55,541	53,582	55,521	52,847
Diluted	59,129	58,729	55,439	58,904	54,369

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Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$290,291	$508,053
Short-term investments	457,787	289,758
Current content library, net	1,368,162	919,709
Prepaid content	59,929	56,007
Other current assets	64,622	57,330
Total current assets	2,240,791	1,830,857
Non-current content library, net	1,506,008	1,046,934
Property and equipment, net	131,681	136,353
Other non-current assets	89,410	55,052
Total assets	$3,967,890	$3,069,196
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$1,366,847	$935,036
Accounts payable	86,468	86,992
Accrued expenses	53,139	54,231
Deferred revenue	169,472	148,796
Total current liabilities	1,675,926	1,225,055
Non-current content liabilities	1,076,622	739,628
Long-term debt	200,000	200,000
Long-term debt due to related party	200,000	200,000
Other non-current liabilities	70,669	61,703
Total liabilities	3,223,217	2,426,386
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at December 31, 2012 and December 31, 2011; 55,587,167 and 55,398,615 issued and outstanding at December 31, 2012 and December 31, 2011, respectively	56	55
Additional paid-in capital	301,616	219,119
Accumulated other comprehensive income	2,919	706
Retained earnings	440,082	422,930
Total stockholders' equity	744,673	642,810
Total liabilities and stockholders' equity	$3,967,890	$3,069,196

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Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net income	$7,897	$7,675	$35,219	$17,152	$226,126
Adjustments to reconcile net income to net cash provided by operating activities:
Additions to streaming content library	(631,647)	(744,714)	(976,545)	(2,515,506)	(2,320,732)
Change in streaming content liabilities	130,287	274,196	644,046	762,089	1,463,955
Amortization of streaming content library	464,538	410,947	281,279	1,591,218	699,128
Amortization of DVD content library	15,914	13,132	22,754	65,396	96,744
Depreciation and amortization of property, equipment and intangibles	11,963	11,128	11,826	45,469	43,747
Stock-based compensation expense	17,694	18,472	18,077	73,948	61,582
Excess tax benefits from stock-based compensation	(370)	(111)	(501)	(4,543)	(45,784)
Other non-cash items	(3,216)	(2,078)	(578)	(8,392)	(4,050)
Deferred taxes	(3,622)	(15,606)	(4,407)	(30,071)	(18,597)
Changes in operating assets and liabilities:
Prepaid content	(26,777)	15,358	21,139	(3,922)	6,211
Other current assets	(1,698)	(3,476)	(9,710)	(1,510)	(4,775)
Accounts payable	4,043	(6,652)	20,019	(3,764)	23,968
Accrued expenses	(14,125)	15,294	6,319	9,806	65,560
Deferred revenue	14,326	2,356	(12,133)	20,676	21,613
Other non-current assets and liabilities	(1,393)	4,229	8,662	4,719	3,016
Net cash provided by (used in) operating activities	(16,186)	150	65,466	22,765	317,712
Cash flows from investing activities:
Acquisition of DVD content library	(18,149)	(8,586)	(23,144)	(48,275)	(85,154)
Purchases of property and equipment	(19,164)	(13,883)	(10,656)	(41,457)	(49,682)
Purchases of short-term investments	(46,772)	(67,779)	(123,214)	(477,321)	(223,750)
Proceeds from sale of short-term investments	10,273	52,172	19,485	282,953	50,993
Proceeds from maturities of short-term investments	5,680	2,695	19,665	29,365	38,105
Other assets	2,493	1,857	2,255	8,816	3,674
Net cash used in investing activities	(65,639)	(33,524)	(115,609)	(245,919)	(265,814)
Cash flows from financing activities:
Proceeds from issuance of common stock	2,058	318	1,025	4,124	19,614
Proceeds from public offering of common stock, net of issuance costs	—	—	199,947	(464)	199,947
Proceeds from issuance of debt, net of issuance costs	—	—	198,060	(295)	198,060
Repurchases of common stock	—	—	—	—	(199,666)
Excess tax benefits from stock-based compensation	370	111	501	4,543	45,784
Principal payments of lease financing obligations	(596)	(587)	(536)	(2,319)	(2,083)
Net cash provided by (used in) financing activities	1,832	(158)	398,997	5,589	261,656
Effect of exchange rate changes on cash and cash equivalents	(14)	1,579	—	(197)	—
Net increase (decrease) in cash and cash equivalents	(80,007)	(31,953)	348,854	(217,762)	313,554
Cash and cash equivalents, beginning of period	370,298	402,251	159,199	508,053	194,499
Cash and cash equivalents, end of period	$290,291	$370,298	$508,053	$290,291	$508,053

	Three Months Ended			Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Non-GAAP free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(16,186)	$150	$65,466	$22,765	$317,712
Acquisitions of DVD content library	(18,149)	(8,586)	(23,144)	(48,275)	(85,154)
Purchases of property and equipment	(19,164)	(13,883)	(10,656)	(41,457)	(49,682)
Other assets	2,493	1,857	2,255	8,816	3,674
Non-GAAP free cash flow	$(51,006)	$(20,462)	$33,921	$(58,151)	$186,550

15

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended			As of / Year Ended
	December 31, 2012	September 30, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Domestic Streaming
Total subscriptions at end of period	27,146	25,101	21,671	27,146	21,671
Paid subscriptions at end of period	25,471	23,801	20,153	25,471	20,153

Revenue	$589,471	$556,027	$476,334	$2,184,868
Cost of revenues	420,390	399,124	345,026	1,558,864
Marketing	59,777	65,955	79,198	276,072
Contribution profit	109,304	90,948	52,110	349,932	—

International Streaming
Total subscriptions at end of period	6,121	4,311	1,858	6,121	1,858
Paid subscriptions at end of period	4,892	3,689	1,447	4,892	1,447

Revenue	$101,400	$77,744	$28,988	$287,542	$82,850
Cost of revenues	151,238	124,379	55,909	475,570	107,482
Marketing	54,986	45,742	32,822	201,283	78,517
Contribution profit (loss)	(104,824)	(92,377)	(59,743)	(389,311)	(103,149)

Domestic DVD
Total subscriptions at end of period	8,224	8,606	11,165	8,224	11,165
Paid subscriptions at end of period	8,049	8,465	11,039	8,049	11,039

Revenue	$254,368	$271,318	$370,253	$1,136,872
Cost of revenues	124,239	139,135	174,220	591,432
Marketing	2,609	1,536	2,268	7,374
Contribution profit	127,520	130,647	193,765	538,066	—

Consolidated

Revenue	$945,239	$905,089	$875,575	$3,609,282	$3,204,577
Cost of revenues	695,867	662,638	575,155	2,625,866	2,039,901
Marketing	117,372	113,233	114,288	484,729	402,638
Contribution profit	132,000	129,218	186,132	498,687	762,038
Other operating expenses	112,362	113,083	124,260	448,695	385,970
Operating income	19,638	16,135	61,872	49,992	376,068
Other income (expense)	(4,734)	(4,189)	(5,037)	(19,512)	(16,546)
Provision for income taxes	7,007	4,271	21,616	13,328	133,396
Net income	$7,897	$7,675	$35,219	$17,152	$226,126

16